Exhibit 5.1


                                January 30, 2003




Artesyn Technologies, Inc.
7900 Glades Road
Suite 500
Boca Raton, FL  33434

Ladies and Gentlemen:

        We are counsel to Artesyn Technologies, Inc. (the "Company") and we have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of 1,000,000 shares of the Company's common stock, par value $0.01 per share (the "Shares"), which may be issued from time to time to certain employees of the Company and its subsidiaries in connection with the Company Employees' Tax-Favored Thrift and Savings Plan (the "Plan").

        We have examined the originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the Plan, the resolutions of the Company's Board of Directors and such other documents as we have deemed necessary or appropriate for purposes of this opinion.

        Based on the foregoing, we are of the opinion that the Shares have been duly authorized and reserved for issuance, and that the Shares, when issued in accordance with the terms of the Plan, will be legally and validly issued, fully paid and non-assessable.

        We are attorneys admitted to practice in the State of Florida and do not purport to be experts in, or to render any opinions concerning, the laws of any jurisdiction other than the United States of America and the State of Florida.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                             Very truly yours,


                                             /s/ Kirkpatrick & Lockhart LLP
                                             ---------------------------------
                                              Kirkpatrick & Lockhart LLP